Exhibit 99.1

NEWS	Contact: Amie D’Ambrosio (713) 375-3826

FOR IMMEDIATE RELEASE

NOV Appoints Patricia Martinez to the Board of Directors

HOUSTON, TX, March 6, 2024 – NOV Inc. (NYSE: NOV) announced today the appointment of Patricia Martinez to NOV’s Board of Directors, effective March 6, 2024.

“We are delighted to welcome Patricia Martinez to NOV’s board of directors,” said Clay Williams, Chairman, President, and Chief Executive Officer. “Patricia brings extensive industry experience to our board, including growing energy businesses in international markets, and more recently guiding and developing projects within the energy transition ranging from CCUS to hydrogen to biogas. Her deep insights into emerging energy opportunities will help shape NOV’s energy transition strategy.”

Ms. Martinez was the Chief Energy Transition Officer of Enerflex Ltd. (TSX: EFX) (NYSE: EFXT) from 2021 to 2024 and was formerly President of Enerflex’s Latin American business. Ms. Martinez joined Enerflex in 2014 when the company acquired Axip Energy Services L.P. international assets. At the time of the acquisition, Ms. Martinez was SVP for Axip’s international, a successor of Valerus Compression Services where she was VP of Latin America from 2009 to 2013 and Director of International Ventures from 2007 to 2009. Prior to joining Valerus in 2007, Ms. Martinez held several positions in sales and marketing with Shell Oil Products U.S. from 2003 to 2007. Ms. Martinez began her career at Conoco Argentina (a former Dupont subsidiary), where she worked in sales and marketing between 1996 and 1998. Ms. Martinez received a bachelor’s degree in business administration and marketing from Universidad Argentina de la Empresa and an MBA from Houston Baptist University. Ms. Martinez also serves as a director of Par Pacific Holdings Inc. (NYSE: PARR).

With the appointment of Ms. Martinez, NOV Inc.’s board of directors is now composed of ten directors, nine of whom are independent members.

About NOV

NOV delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

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Source: NOV Inc.

CONTACT:

Amie D’Ambrosio

Director, Investor Relations

(713) 375-3826

amie.dambrosio@nov.com